UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): July 26, 2006

APRIA HEALTHCARE GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-14316 (Commission File Number)	33-0488566 (IRS Employer Identification Number)

26220 Enterprise Court Lake Forest, California (Address of principal executive offices)	92630 (Zip Code)

Registrant’s telephone number: (949) 639-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On July 27, 2006, Apria Healthcare Group Inc. (“Apria”) issued a press release announcing its financial results for the quarter ended June 30, 2006. A copy of the press release is attached hereto as Exhibit No. 99.1 and is incorporated herein by reference.

The information in this Item 2.02 of this current report on Form 8-K is being furnished to the Commission and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 27, 2006, Apria issued a press release announcing that Amin I. Khalifa is resigning as Apria’s Executive Vice President and Chief Financial Officer, with the resignation to be effective as of August 25, 2006. Upon his departure, Alicia Price, the Company’s Vice President and Controller, will assume the duties of the Chief Financial Officer on an interim basis.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws

On July 26, 2006, the Board of Directors of Apria approved the following amendments to the company’s Bylaws. These amendments became effective immediately upon their adoption by the Board.

Section 3.2. This Section has been amended to add the requirement that directors in uncontested elections be elected by a majority vote of the stockholders. In addition, incumbent directors who otherwise would retain their positions until a successor is elected and qualified are now required to tender their resignations if they fail to receive a majority vote for re-election. Under those circumstances, the remainder of the Board would determine whether to accept the resignation and then publicly disclose their decision as well as the underlying rationale for that decision.

Section 3.13. This Section has been amended to add a provision that incumbent directors who failed to be elected at a meeting of stockholders called for that purpose cannot participate as a director in filling a vacancy on the Board.

The amended provisions are set forth below and have been marked so that new language is underlined and deleted language is stricken through.

SECTION 3.2 Number, Election and Tenure. The number of directors shall be ~~nine~~ eight until changed by resolution adopted by the Board. At each annual meeting of stockholders, all directors shall be elected to hold office until the next annual meeting of stockholders. Each director shall hold office until his or her successor is elected and qualified or until his or her earlier resignation. No decrease in the number of directors shall shorten the term of any incumbent director. Except to the extent otherwise provided in Section 3.13 of this Article, each director shall be elected by the vote of the majority of votes cast with respect to the director at any meeting of stockholders duly called for that purpose at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. For purposes of this Section, a majority of the votes cast means that the number of shares voted “for” a director must exceed fifty percent (50%) of the votes cast with respect to that director. If an incumbent director is not re-elected, the director shall offer to tender his or her resignation to the Board. A committee of the Board, duly charged with appropriate responsibility therefor, will make a recommendation to the Board concerning whether to accept or reject the offer of resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision within ninety (90) days from the date of the certification of the results of the election. The public disclosure of the decision shall include a brief statement of the reasons upon which the decision of the Board was based. Any Director whose offer to resign is being considered under these circumstances shall not participate in the Board’s decision. If, for any cause, no Board members are elected at a meeting of the stockholders called for that purpose, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called in the manner provided in these Bylaws.

SECTION 3.13 Filling of Vacancies. Any vacancy on the Board, including any newly created directorship resulting from an increase in the number of directors, vacancies resulting from the resignation or death of a director, or vacancies resulting from the failure to elect any nominee for election as a director at a meeting of the stockholders called for that purpose, may be filled or nominated by the stockholders of this Corporation, by a majority of the whole Board (not including incumbent directors who failed to be elected at a meeting of stockholders called for that purpose) or by a duly constituted committee of the Board so authorized. The member or members of any committee of the Board authorized to fill vacancies on the Board, or to nominate persons for election as directors at a meeting of the stockholders, as set forth in the immediately preceding sentence that are present at any meeting and not disqualified from voting, whether or not he/she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any absent or disqualified member of such committee.

A complete copy of the Bylaws, as amended and restated, is attached hereto as Exhibit 3.4 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

	Exhibit Number	Reference

	3.4	Apria Healthcare Group Inc. Bylaws, as amended and restated as of July 26, 2006.

	99.1	Press release issued by Apria on July 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APRIA HEALTHCARE GROUP INC.
Registrant

July 27, 2006	By: AMIN I. KHALIFA
Amin I. Khalifa
Executive Vice President and
Chief Financial Officer